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EXHIBIT 21

SUBSIDIARIES OF GB&T BANCSHARES, INC.

Subsidiary	State of Organization
Gainesville Bank & Trust Company, Gainesville, Georgia	Georgia
United Bank & Trust Company, Rockmart, Georgia	Georgia

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EXHIBIT 21 SUBSIDIARIES OF GB&T BANCSHARES, INC.